AMENDMENT NO. 3 TO
                             DISTRIBUTION AGREEMENT

     AMENDMENT NO. 3 TO DISTRIBUTION AGREEMENT (the "Amendment") dated as of December 1, 1996, by and among NORLAND CORPORATION, a Wisconsin corporation having its principal place of business at W6340 Hackbarth Road, Fort Atkinson, Wisconsin 53538-8999, U.S.A. ("Norland Corp."), STRATEC MEDIZINTECHNIK, GmbH, a German corporation having its principal place of business at Durlacherstrasse 35, D-75172 Pforzheim, Germany ("Stratec", and, together with Norland Corp., the "Manufacturers"), and NORLAND MEDICAL SYSTEMS, INC. (formerly named Ostech, Inc.), a Delaware corporation having its principal place of business at 106 Corporate Park Drive, Suite 106, White Plains, New York 10604, U.S.A. (the "Distributor").

     WHEREAS, the Manufacturers and the Distributor are parties to that certain Distribution Agreement dated as of April 1, 1995, as amended by Amendment No. 1, dated as of January 1, 1996, and Amendment No. 2, dated as of June 1, 1996 (as so amended, the "Distribution Agreement"); and

     WHEREAS, the Manufacturers and the Distributor desire to amend the Distribution Agreement in certain respects, as set forth herein.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Norland Corp., Stratec and the Distributor hereby agree as follows:

     1. Exhibit B to the Distribution Agreement is hereby amended by deleting all countries listed thereon except in Germany. As a result, only Germany shall be included within the term "Excluded Territory". The words "using pQCT technology" are hereby deleted from the second sentence of Section 2(b) and from each of the first two sentences of Section 2(e) of the Distribution Agreement.

     2. Section 2(h) of the Distribution Agreement is hereby amended in its entirety to read as follows:


          "(h) Except for (i) sales of Norland Devices and Stratec Devices pursuant to this Agreement, (ii) sales of Devices manufactured by the Distributor or any affiliate of the Distributor, and (iii) sales of Devices using ultrasound technology, the Distributor agrees that during the Term (as defined below) of this Agreement, it will not distribute or otherwise sell any Device which competes with any Norland Device or Stratec Device."

     3. Notwithstanding the provisions of Section 3 of the Distribution Agreement, (i) for the period from October 1, 1996 through December 31, 1997 (the "Norland Corp. Period"), the price to be paid by the Distributor to Norland Corp. for each Norland Device shall be determined in accordance with paragraphs 4 and 6 below, and (ii) for the period from December 1, 1996 through December 31, 1997 (the "Stratec Period"), the price to be paid by the Distributor to Stratec for each Stratec Device shall be determined in accordance with paragraphs 5 and 6 below. The Norland Corp. Period and the Stratec Period shall be automatically and successively renewed without further action by any party for an indefinite number of successive one-year terms commencing January 1, 1998 and each January 1 thereafter; provided, however, that Norland Corp. may terminate the Norland Corp. Period and Stratec may terminate the Stratec Period effective on December 31, 1997 or on any


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

December 31 thereafter upon written notice to the Distributor not less than 90 days nor more than 180 days prior to the end of such calendar year.

     4. Subject to the provisions of Section 6 below, the price to be paid by the Distributor to Norland Corp. for each Norland Device purchased during the Norland Corp. Period shall be an amount equal to the Distributor's Device Cost (as defined below). In addition, with respect to any Norland Device, other than the XR-36, the Eclipse and the current model of the pDEXA, sold by the Distributor during the Norland Corp. Period, the Distributor shall pay to Norland Corp. an additional amount equal to 5% of the purchase price received by the Distributor for such Norland Device (net of returns, allowances, credits, etc.).

     5. Subject to the provisions of Section 6 below, the price to be paid by the Distributor to Stratec for each Stratec Device purchased during the Stratec Period shall be an amount equal to Distributor's Device Cost. In addition, with respect to each Stratec Device using pQCT technology sold by the Distributor during the Stratec Period, the Distributor shall pay to Stratec an additional amount equal to 5% of the purchase price received by the Distributor for such Stratec Device (net of returns, allowances, credits, etc.).

     6. If the aggregate purchase price payable by the Distributor pursuant to paragraphs 4 and 5 hereof for all Norland Devices purchased in a calendar year during the Norland Corp. Period and all Stratec Devices purchased in a calendar year during the Stratec Period would exceed the aggregate purchase price for such Devices under the Distribution Agreement, assuming that the provisions of paragraphs 3 through 5 hereof had never become effective (the "Original Aggregate Purchase Price"), then the aggregate purchase price payable by the Distributor to Norland Corp. and Stratec for such Devices shall be reduced to an amount equal to the Original Aggregate Purchase


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

Price. Such determination shall be made as soon as practicable following the end of each calendar year during the Norland Corp. Period and the Stratec Period, and Norland Corp. and Stratec shall promptly repay to the Distributor any amounts paid by the Distributor in excess of the Original Aggregate Purchase Price. The period from October 1, 1996 through December 31, 1997 shall be deemed to be a single calendar year during the Norland Corp. Period, and the period from December 1, 1996 through December 31, 1997 shall be deemed to be a single calendar year during the Stratec Period.

     7. The term "Distributor's Device Cost" shall have the meaning set forth on Annex A attached hereto.

     8. This Amendment may be executed in one or more counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument, and any party may execute this Amendment by signing any such counterpart.

     9. Except as specifically amended herein, the terms and provisions of the Distribution Agreement are in all respects ratified and confirmed.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

                                        NORLAND CORPORATION


                                        By:/s/ Reynald G. Bonmati
                                           -----------------------
                                           Name:  Reynald G. Bonmati
                                           Title:    President


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

                                        STRATEC MEDIZINTECHNIK GmbH


                                        By:/s/ Hans Schiessl
                                           -----------------------
                                           Name: Hans Schiessl
                                           Title: Geschaftsfuhrer

                                        NORLAND MEDICAL SYSTEMS, INC.


                                        By:/s/ Reynald G. Bonmati
                                           -----------------------
                                           Name: Reynald G. Bonmati
                                           Title: President


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
                                                                         ANNEX A

     "Distributor's Device Cost" shall mean, with respect to any Norland Device or Stratec Device, an amount equal to the sum of (i) *% of the Manufacturer's Standard Costs of all components and other parts used in such Device, other than Computer Components, as in effect at the time of shipment of such Device by the Manufacturer, (ii) 100% of the Manufacturer's Standard Costs of any Computer Components purchased from the Manufacturer as part of such Device, as in effect at the time of shipment of such Device by the Manufacturer, (iii) a computer handling charge of $200 for each Norlund Device and DM300 for each Stratec Device, (iv) the Labor Costs related to such Device, and (v) all sales, excise or other taxes or duties imposed in connection with the sale of such Device, to the extent payable by the Manufacturer.

     The term "Computer Components" shall mean any computer hardware and related peripherals, including monitors and printers.

     The term "Standard Cost" shall mean, at any time that the Standard Cost of any component or part is to be established by the Manufacturer, the average cost to the Manufacturer of all units of such component or part purchased by the Manufacturer during the preceding six months. If there have been no purchases of such component or part during such six month period, the then established Standard Cost shall not be changed. All Standard Costs shall be expressed in U.S. dollars.

     Each Manufacturer shall maintain a list setting forth the Standard Cost of each component and part used in each Device. This list will be updated by the Manufacturer at least twice each year. If, at the time the list of Standard Costs for a particular Device is to be revised, the aggregate Standard Costs of all components and parts used in such Device would not increase or decrease by more than 5% from the aggregate Standard Costs of such components and parts then in effect, the Standard Costs of such components and parts shall not be changed.

     The term "Labor Costs" shall mean, with respect to any Device, an amount equal to the Lesser of (i) the actual labor costs incurred by the Manufacturer in producing such Device (using standard cost accounting methods) and (ii) *% of the Manufacturer's Standard Costs of all components and other parts used in such Device, other than Computer Components.

* = Confidential Treatment Requested